Exhibit 99.1

Media Contacts:

Olen Thomas

Union Bankshares

(804) 632-2161 — othomas@ubsh.com

Katie Gilstrap

First Market Bank

(804) 327-7567 — katie.gilstrap@firstmarketbank.com

UNION BANKSHARES AND FIRST MARKET BANK RESPOND TO NEWS

ABOUT UKROP’S

RICHMOND, VA – December 17, 2009 – Union Bankshares Corporation (NASDAQ: UBSH) and First Market Bank today responded to the recently announced acquisition of Ukrop’s Super Markets, Inc. by Giant-Carlisle, a subsidiary of Royal Ahold, an international group of leading supermarket companies based in the United States and Europe.

“Ukrop’s has informed us that there will be no impact on our in-store bank operation in connection with this sale. First Market Bank currently has branches inside 23 Ukrop’s locations. This includes 22 First Market Bank locations inside Richmond area Ukrop’s stores and one inside the Williamsburg Ukrop’s. As a result, this agreement will not impact the ongoing operations of the First Market branches within the supermarkets,” said David J. Fairchild, First Market’s Chief Executive Officer.

“During our due diligence procedures, we considered the possibility of a sale of Ukrop’s and the resulting impact on our combined banking organization. We took appropriate steps at that time to address this possibility and we expect no disruption in service to our customers. We look forward to working with Giant-Carlisle,” said G. William Beale, Chief Executive Officer of Union Bankshares Corporation.

Union Bankshares and First Market Bank have been working toward a successful integration of their two organizations since their March 30, 2009 merger announcement; the acquisition of First Market Bank by Union Bankshares is expected to close in early 2010, after the receipt of all regulatory approvals. Soon after the closing, Union Bankshares will merge First Market Bank and Union Bank and Trust Company to form a combined community bank, Union First Market Bank. The multi-bank holding company, to be known as Union First Market Bankshares Corporation, will be headquartered in Richmond, with more than $4.0 billion in assets, creating the largest community bank in Virginia.

About Union Bankshares Corporation

Union Bankshares Corporation is one of the largest community banking organizations based in Virginia, providing full-service banking to the Northern, Central, Rappahannock, Tidewater, and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank and Trust Company (41 locations in the counties of Albemarle, Caroline, Chesterfield, Fairfax, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, and Westmoreland and the cities of Fredericksburg, Williamsburg, Newport News,

Grafton, and Charlottesville); Northern Neck State Bank (nine locations in the counties of Richmond, Westmoreland, Essex, Northumberland, and Lancaster); and Rappahannock National Bank (seven locations in Washington, Front Royal, Middleburg, Warrenton, and Winchester). Union Investment Services, Inc. provides full brokerage services; Union Mortgage Group, Inc. provides a full line of mortgage products; and Union Insurance Group, LLC offers various lines of insurance products. Union Bank and Trust Company also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on the Company’s web site at www.ubsh.com. The shares of the company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

About First Market Bank

First Market Bank, FSB was founded in 1997 and is headquartered in Richmond. Now celebrating its twelfth anniversary, the bank has grown to more than 300 employees and has a network of 37 full-service locations. It has more than $1 billion in deposits and offers a full range of retail and commercial products including mortgage, trust and investment services. www.firstmarketbank.com.